EXHIBIT 23.1



                 INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Equality Bancorp, Inc.:

We consent to the use of our report included in the Prospectus filed on October 31, 1997 and incorporated by reference in the Registration Statement on Form S-8.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements of Equality Savings and Loan Association, F.A. and subsidiaries present fairly, in all material respects, the financial position as of March 31, 1997 and 1996, and the results of operations and cash flows for each of the years in the three-year period ended March 31, 1997, in conformity with generally accepted accounting principles.



                               /s/KMPG PEAT MARWICK LLP
                               -----------------------------------
                                  KPMG PEAT MARWICK LLP


St. Louis, Missouri
December 29, 1997